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                                                                  EXHIBIT (4)(a)

[LOGO OF AIGLIFE]         AIG Life Insurance Company
                          Wilmington, Delaware 19801
                          A capital stock company

This Immediate Variable Annuity Contract is issued by AIG Life Insurance Company (We, Us, Our) to the Owner(s) (You, Your) named on the Contract Schedule in consideration of the payment of the Single Premium. We will make annuity payments to the Annuitant, and Joint Annuitant if any, as set forth in the Contract Schedule beginning on the Income Start Date.

READ YOUR CONTRACT CAREFULLY

RIGHT TO EXAMINE THIS CONTRACT

This Contract may be returned within 10 days after You receive it, or longer if required by applicable state law. It can be mailed or delivered to Us at Our administrative office. As of the return date, We will promptly refund the Single Premium adjusted by investment performance. This may be more or less than the Single Premium paid. For all other purposes the returned Contract will be treated as if We had never issued it.

This is a Variable Annuity Income Contract. Variable Annuity Income is not guaranteed as to dollar amount and may increase or decrease on the Income Change Dates depending on the experience of the Investment Options identified in the Contract Schedule. You may also select a Fixed Annuity Income, which provides a guaranteed income. The Fixed Annuity Income amount will remain the same unless the Contract requires a reduction in amount.

Signed by the Company:



      /s/ ELIZABETH M. TUCK                       /s/ RODNEY O. MARTIN, JR.
      ---------------------                       -------------------------
         Secretary                                   President



                    SINGLE PREMIUM IMMEDIATE VARIABLE ANNUITY
                                NONPARTICIPATING



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                                TABLE OF CONTENTS

CONTRACT SCHEDULE ........................................... 3

DEFINITIONS ................................................. 4

CONTRACT .................................................... 5

OWNERSHIP PROVISIONS ........................................ 5

SINGLE PREMIUM PAYMENT ...................................... 5

SEPARATE ACCOUNT ............................................ 6

SUBACCOUNTS ................................................. 6

INVESTMENT OPTIONS .......................................... 6

ANNUITY UNITS ............................................... 6

ANNUITY INCOME PAYMENT DATES ................................ 6

DETERMINATION OF THE INITIAL ANNUITY INCOME ................. 7

DETERMINATION OF SUBSEQUENT VARIABLE ANNUITY INCOME ......... 7

ANNUITY INCOME VALUATION DATES .............................. 7

TRANSFERS AMONG INVESTMENT OPTIONS .......................... 7

FIXED ANNUITY INCOME ........................................ 8

DEATH BENEFITS .............................................. 8

ANNUITY INCOME OPTIONS ...................................... 8

DELAY OF BENEFIT PAYMENT .................................... 8

GENERAL PROVISIONS .......................................... 8

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                                CONTRACT SCHEDULE

CONTRACT NUMBER: 1001
OWNER:                                      John Doe
CONTRACT DATE:                              November 1, 2000
INCOME START DATE:                          January 1, 2001
ANNUITANT:                                  John Doe
DATE OF BIRTH:                              January 1, 1946
[SEX:                                       Male]
[JOINT ANNUITANT:                           Jane Doe]
[DATE OF BIRTH:                             January 1, 1947]
[SEX:                                       Female]
[SINGLE PURCHASE PAYMENT:                   $250,000.00]

MORTALITY AND EXPENSE RISK CHARGE: Equal to an annual basis of [0.52% ] of the average daily net assets of the Separate Account.

TRANSFER FEE: [$10.00] However, we will not make a charge for the first [12] transfers in any Contract Year.

[CANCELLATION CHARGE: A charge of [$200] for a partial withdrawal or cancellation.]

                               INVESTMENT OPTIONS

[EQUITY INDEX]                              [MONEY MARKET]
[HIGH YIELD BOND]                           [DIVERSIFIED VALUE]
[INTERNATIONAL PORTFOLIO]                   [SMALL COMPANY GROWTH]
[MID-CAP INDEX]

                                 ANNUITY INCOME

ANNUITY INCOME OPTION: [Life Annuity]
FREQUENCY OF ANNUITY INCOME: [Monthly]
[GUARANTEE PERIOD:]
[REDUCED ANNUITY PERCENTAGE TO JOINT ANNUITANT AFTER DEATH OF ANNUITANT: %] INITIAL PERCENTAGE ALLOCATION OF PURCHASE PAYMENT TO PROVIDE:
Fixed Annuity Income: [ %] Variable Annuity Income: [ %]
[FIXED ANNUITY INCOME AMOUNT ON INCOME START DATE: $___ ]
[ESTIMATED VARIABLE ANNUITY INCOME AMOUNT ON INCOME START DATE: $___ ] ASSUMED INVESTMENT RETURN: [ %] PER ANNUM
INCOME CHANGE DATES: [January 1 and July 1]

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                                   DEFINITIONS

In addition to the other definitions set forth in this Contract, the following terms shall have their respective meanings as set forth below. In addition, the masculine form of any term shall be construed as including the feminine form of that term.

Administrative Office means Our service center to You should direct all, requests, instructions and other communications. Our Administrative Office is located at [Vanguard Annuity and Insurance Services, P. O. Box 1105, Valley Forge, PA 19482-1105].

Annuitant is the person designated in the Contract Schedule who receives annuity income, and on whose life the amount of the Annuity Income is determined.

Annuity Income Option is the type of arrangement under which annuity income payments are made.

Annuity Income Valuation Date is the date as of which annuity income amounts are calculated.

Annuity Unit is an accounting unit of measure used to calculate variable annuity income amounts.

Annuity Unit Value is the value of one Annuity Unit.

Assumed Investment Return (AIR) is the net investment return that will cause Variable Annuity Income to remain level. The AIR is shown in the Contract Schedule and is used in calculating the initial and subsequent variable annuity income amounts.

Beneficiary is the person(s) who may receive certain benefits when there is no longer a living Annuitant or Joint Annuitant.

Contract Date is the date the Contract becomes effective, and is shown in the Contract Schedule.

Contract Year is the year between anniversaries based on the Contract Date.

Fixed Annuity Income provides a guaranteed income, the amount of which will be the same on each payment date unless the Contract requires a change. The amount of the income is set forth in the Contract Schedule.

Income Change Dates are the dates, as specified in the Contract Schedule, on which the amount of Variable Annuity Income is changed.

Income Start Date is the date shown in the Contract Schedule when the annuity income payment begins.

Investment Options are the available portfolios in which the Subaccounts invest. The Separate Account is divided into Subaccounts and each Subaccount invests exclusively in shares of a specific investment portfolio.

Joint Annuitant, if any, is named in the Contract Schedule. If living after the death of the Annuitant, the Joint Annuitant receives annuity income.

Net Single Premium is the Single Premium less any taxes related to the premium payment.

Owner(s) is the person or persons shown as Owner(s) in the Contract Schedule.

Payee means any person receiving a benefit under an Annuity Contract.

Single Premium is the purchase payment shown in the Contract Schedule.

Subaccount means a division of the Company's Separate Account which invests in a particular investment portfolio.

Valuation Date means each day that the New York Stock Exchange is open for trading, except for normal business holidays.

Valuation Period means the period between the close of business on any Valuation Date and the close of business on the next succeeding Valuation Date.

Variable Annuity Income provides income that is not guaranteed and is related to the investment experience of the selected Investment Options. Generally the income amount will change on each Income Change Date.

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                                    CONTRACT

The entire Contract consists of this form and any attached endorsement or rider. Only Our authorized Officer may act on Our behalf to change or alter this contract. Any change, modification or waiver must be made in writing.

                              OWNERSHIP PROVISIONS

OWNER

The Owner is named in the Contract Schedule and is the person who makes the initial allocation of premium among the investment options.

ASSIGNMENT

Unless prohibited by the terms of this Contract or by law, the Payee may assign any or all payments provided under this Annuity Contract. We will not be bound by any assignment of this Annuity Contract unless the assignment is received in Our Administrative Office. We are not responsible for the validity of such assignments. The rights of the Payee and those of any Beneficiary (except an irrevocable Beneficiary) will be subject to the assignment. An assignment will not affect any payments We may make or actions We may take before such assignment has been recorded at Our Administrative Office. Adverse federal income tax consequences may result from an assignment.

BENEFICIARIES

Unless the Beneficiaries have been designated as irrevocable, the Beneficiaries may be changed at any time by submitting a written notice to Us. Prior to the Annuity Date You may name the Beneficiaries. After that date the Annuitant may name or change the Beneficiaries. If a Beneficiary has been designated as irrevocable, the Beneficiary's consent is needed for a change of Beneficiary. A change of Beneficiary will take effect as of the date the written notice is signed. However, the change will not affect any Annuity Benefit paid or action taken before the change is recorded at Our Administrative Office. If the Annuitant dies and there is no living Survivor, any death benefit will first be payable to the most recently designated primary Beneficiary, and if such Beneficiary is deceased, then to the most recently designated secondary Beneficiary. If no Beneficiary is named or if no named Beneficiary survives the Annuitant, any death benefit will be payable to the Annuitant's estate.

                             SINGLE PREMIUM PAYMENT

SINGLE PREMIUM PAYMENT

Your Single Premium Payment is shown on the Contract Schedule. Any taxes related to the premium payment are deducted by the Company and the balance (the "Net Single Premium") is available for allocation between Fixed and Variable Annuity Income.

ALLOCATION OF THE PREMIUM

You, the Owner, determine the initial allocation of the Net Single Premium between Fixed and Variable Annuity Income. The allocation is shown on the Contract Schedule and will remain in effect until changed by written notice from the Annuitant. If the initial allocation made at time of purchase has allocated any portion of the Net Single Premium to Variable Annuity Income and the Variable Investment Options, that portion of the Net Single Premium will first be applied solely to the Money Market Division.

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The Net Single Premium portion will be allocated to the Money Market Division on the later of the following dates:

     1.   The Contract Date; or

     2. The date all requirements needed to place the Contract in force have been satisfied, including receipt of the necessary premium in Our Administrative Office.

The Net Single Premium will remain in the Money Market Division until the later of the first Valuation Date following the 15th day after it was applied or the first Valuation Day following the end of the Right to Examine period. At that time, We will transfer the value of the Money Market Division into the Variable Investment Option(s) selected at time of purchase.

All of the Net Single Premium allocated for Variable Annuity Income is placed in Subaccounts, each of which invests in a specific Investment Option. All of the Net Single Premium allocated for Fixed Annuity Income is placed in the Company's General Account.

                                SEPARATE ACCOUNT

The Separate Account is established and maintained by the Company for the purpose of investing amounts allocated to it from variable contracts issued by the Company. The assets of the Separate Account are owned by the Company, are held separately from other assets of the Company and are not chargeable with liabilities arising out of any other business of the Company. Nothing contained in this Contract shall be construed as to give You any rights, title or interest in any of the assets held by the Separate Account. We have the right to transfer to Our General Account any assets of the Separate Account which are in excess of the liabilities of the Separate Account.

                                  SUBACCOUNTS

The Separate Account is made up of one or more Subaccounts, each of which invests in a portfolio of a specific Investment Option available under the Contract. The Company reserves the right, subject to compliance with applicable law, to make additions to, deletions from, or substitutions for the shares that are held by any Subaccount or that the Subaccount may purchase.

                               INVESTMENT OPTIONS

The Investment Options you selected in the application are listed on the Contract Schedule. The Subaccount may invest in mutual funds, unit investment trusts and other investments which the Company elects to make available under the Contract. Interests in an Investment Option are purchased at their net asset value and valued on each Valuation Date. The Annuitant shares in the income, gains and losses of the Investment Options for which the Annuitant's premiums have been allocated. The Company does not guarantee the investment performance of the Subaccounts. The Annuitant bears the full investment risk for amounts allocated to Subaccounts.

                                 ANNUITY UNITS

The Annuity Unit Value will vary from Valuation Date to Valuation Date with the investment experience of the portfolio in which the Subaccount invests. For each Subaccount You select, the premium amount allocated to it is converted into Annuity Units, as follows: the number of Annuity Units is determined as of the Valuation Date by dividing that premium amount by the Annuity Unit Value for that Subaccount.

In determining Variable Annuity Unit values, the Company applies a Mortality and Expense Risk Charge against the daily value of the assets of each Subaccount. The amount of the charge is shown in the Contract Schedule.

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                          ANNUITY INCOME PAYMENT DATES

Variable Annuity Income will commence on the Income Start Date. Periodically, as stated in the Contract Schedule, the same amount is paid to the Annuitant or Joint Annuitant if applicable, until the next Income Change Date, which is stated in the Contract Schedule.

If periodic benefit payments payable to any payee under the Contract are less than $100, the Company reserves the right to make payments less frequently, and will make these payments in an aggregate amount not later than the first day of the period to which the payment applies.

                  DETERMINATION OF THE INITIAL ANNUITY INCOME

The following factors determine the amount of the first Annuity Income payment:
1. The amount of the premium allocated to provide Variable Annuity Income and the Assumed Investment Return;
2. The amount of premium allocated to provide Fixed Annuity Income payments and the prevailing interest rates;
3.   The age and sex of the Annuitant, and Joint Annuitant if any;
4.   The Annuity Income Option selected;
5.   The frequency of Annuity Income payments;
6.   The deduction of any applicable premium taxes; and
7.   The time period from the Contract Date to the Income Start Date.

               DETERMINATION OF SUBSEQUENT VARIABLE ANNUITY INCOME

As of an Annuity Income Valuation Date, We recalculate the Variable Annuity Income to reflect the investment performance of each Subaccount You selected, adjusted by the Assumed Investment Return factor. The Variable Annuity Income will remain level until the next Income Change Date. Subsequent Variable Annuity Income may be more or less than the previously calculated payment depending on whether the net investment performance of the selected Subaccount is greater or less than the Assumed Investment Return.

                         ANNUITY INCOME VALUATION DATES

The initial Annuity Income Valuation Date shall be coincident with the Contract Date. Each subsequent Annuity Income Valuation Date shall be no earlier than seven business days prior to the next Income Change Date and in no event shall be later than that date. Any revision to the Variable Annuity Income in connection with an Annuity Income Valuation Date shall be effective as of such Income Change Date and shall remain fixed until the next following Income Change Date thereafter.

                       TRANSFERS AMONG INVESTMENT OPTIONS

RIGHT TO TRANSFER

Subject to the "Transfer Restrictions" below, amounts allocated to Subaccounts for Variable Annuity Income may be transferred among available Investment Options at any time. The Company reserves the right to charge a transfer fee as shown on the Contract Schedule. Amounts allocated for Variable Annuity Income may be reallocated for Fixed Annuity Income. However, once amounts are allocated for Fixed Annuity Income they cannot be reallocated for Variable Annuity Income.

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METHOD USED TO EFFECT TRANSFERS

Transfers among Investment Options are effected by transfers of Annuity Units among the Subaccounts. The number of Annuity Units is affected by such transfers. The number of Annuity Units attributable to the Variable Annuity Income to be transferred is multiplied by the current Annuity Unit Value of the Subaccount from which the Annuitant is transferring. This value is divided by the current Annuity Unit Value of the Subaccount into which the Variable Annuity Income is being transferred. The result of this division is the number of additional Annuity Units allocated to the new Subaccount as a consequence of the transfer. The total Variable Annuity Income, which may be affected by investment experience after any transfer, will be calculated on the Annuity Income Valuation Date next following the date of the transfer.

TRANSFER RESTRICTIONS

1. The Company reserves the right to limit the number of transfers among the Subaccounts to no more than one (1) on any Valuation Date. The Company reserves the right to request transfer instructions in writing via U. S. mail.

2. The Company may limit substantive redemptions from a Portfolio followed by a purchase back into the same Portfolio (not including the Money Market Division).

3.   The Company reserves the right to suspend an Owner's Transfer privilege.

4. Transfers will take effect as of the Valuation Date next following the date on which the Company receives the transfer request.

5. The allocation of Variable Annuity Income after any transfer must result in at least [five percent (5%)] of the total Variable Annuity Income being derived from each of the utilized Subaccounts.

6. Amounts allocated for Fixed Annuity Income may not be reallocated for Variable Annuity Income.

                              FIXED ANNUITY INCOME

Fixed Annuity Income represents obligations of the Company's General Account. The Owner may select this payment on the application, and if so selected, the payment amount is shown on the Contract Schedule. At any time thereafter, an Annuitant may elect to transfer any or all of the Contract's Variable Annuity Income to Fixed Annuity Income. Transfers may not be made from Fixed Annuity Income to Variable Annuity Income.

                                 DEATH BENEFITS

If neither the Annuitant nor Joint Annuitant, if any, is alive on the Income Start Date, the Contract will be cancelled and the Company will pay a refund to the Owner if living, or if not, to the Beneficiary. The amount of the refund will be equal to the sum of the following: (1) the portion of the Net Single Premium allocated for Variable Annuity Income, adjusted up or down for investment performance; (2) the portion of the Net Single Premium allocated for Fixed Annuity Income; and (3) the difference, if any, between the Single Premium Payment and the Net Single Premium; minus the total of any payments already made.

If an Annuitant dies after the Income Start Date, benefit continuation will be determined by the Annuity Income Option in effect for the Certificate.

                             ANNUITY INCOME OPTIONS

The Annuity Income Option is selected by the Owner and is shown on the Contract Schedule.

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                            DELAY OF BENEFIT PAYMENT

We will make any payment under this Contract within seven (7) days of its due date or within seven (7) days of a request received in good order. However, We reserve the right to suspend or postpone any type of payment or reallocation from the Separate Account for any period when:

1. The New York Stock Exchange is closed for other than customary weekend and holiday closings;
2.   Trading on the New York Stock Exchange is restricted;
3. An emergency exists as a result of which it is not reasonable or practicable to dispose of securities held in the Separate Account or determine their value; or
4. The Securities and Exchange Commission so permits delay for the protection of security holders.

                               GENERAL PROVISIONS

NON-PARTICIPATION IN SURPLUS

This Contract does not share in any distribution of the Company's profits or surplus.

MISSTATEMENT OF AGE OR SEX

The Company may require proof of age and sex of the Annuitant and Joint Annuitant, if any, before making any annuity income payments. If the Annuitant's or Joint Annuitant's age or sex has been misstated, the Company will change the benefits to those that the Net Single Premium would have purchased had the correct age or sex been stated. If a misstatement is not discovered until after the Income Start Date, the Company will take the following action: (1) underpayments will be paid in one sum with the next annuity income payment including interest at the annual rate of 3%, unless a higher interest rate is legally required; (2) overpayments including interest at the annual rate of 3%, unless a higher interest rate is legally required, will be deducted from future annuity income payments until the total is repaid.

CONTRACT TO CONFORM TO INTERNAL REVENUE CODE

All terms of this Contract will be interpreted in accordance with the applicable provisions of the Internal Revenue Code ("Code"). The Company reserves the right to make changes to the Contract in order to conform to the applicable provisions of the Code.

MODIFICATION OF CONTRACT

This Contract may not be modified by Us, without Your consent except as may be required by applicable law. If the state insurance laws or regulations, the federal securities or tax laws or regulations under which this Contract would qualify as an annuity change, We may amend this Contract to comply with these changes.

SEVERABILITY

Should one or more provisions of this Contract be held by a court of law to be invalid, void or unenforceable, the remaining provisions will continue in full force.

FACILITY OF PAYMENT

If a payee is unable to give a valid receipt for a payment made under this Contract, We may make payments to the person, who, in Our opinion is caring for that Payee until claim is made by his duly appointed guardian or other legal representative.

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REPORTS

If You are receiving Variable Annuity Income, We will send You a report showing the number of Annuity Units in each Subaccount and the value of each Annuity Unit at least once per year and each time You transfer Annuity Units among Subaccounts or to the General Account. The reports will be sent to Your last known address.

TAXES

Any premium related taxes paid to any governmental entity will be charged against the Single Premium prior to it being allocated as a Net Single Premium to the Separate Account or Guaranteed Account.

If We incur taxes due to the operation of the Separate Account, We may make charges for such taxes.

EVIDENCE OF SURVIVAL

Where any benefits under this Contract are contingent upon the recipient being alive on a given date, We may require proof satisfactory to Us that the condition has been met.



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                                [LOGO OF AIGLIFE]
                           AIG LIFE INSURANCE COMPANY
                                [600 KING STREET
                           WILMINGTON, DELAWARE 19801]



                    SINGLE PREMIUM IMMEDIATE VARIABLE ANNUITY
                                NONPARTICIPATING


16IVIA0403